UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 8, 2009

MORTGAGEBROKERS.COM HOLDINGS, INC.
(Exact name of registrant as specified in Charter)

Delaware	333-105778	05-0554486
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

260 Edgeley Boulevard, Suite 11
Concord, Ontario L4K 3Y4
 (Address of Principal Executive Offices)

(877) 410-4848
 (Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01     OTHER EVENTS.

On October 27, 2006, Trisan Equitable Corporation (`Trisan``)`commenced an action in the Ontario Superior Court in Ontario, Canada against several parties including MortgageBrokers.com Holdings, Inc. (the ``Company``)  its subsidiary MortgageBrokers.com Inc., and Alex Haditaghi, our principal shareholder, sole director and chief executive officer (collectively referred to as the MortgageBrokers Group”).  The statement of claim filed by Trisan asserted a number of claims in the aggregate amount of approximately CDN $1.4 million, arising out of a loan agreement with Trisan dated January 27, 2005.

In January 2007, we filed a statement of defense, cross claim and counter claim in response to Trisan`s statement of claim.  On October 3, 2007, a partial summary judgment from the Ontario Superior Court was awarded to Trisan regarding the matter in an aggregate amount of CDN$748,671 plus 500,000 shares of our common stock. The October 3, 2007 partial summary judgment was appealed by us but the judgment was upheld on appeal by the Ontario Court of Appeal on March 31, 2008.  We have previously disclosed an accrued legal judgment liability on our balance sheet of USD $688,894 related to the Trisan matter.

On July 8, 2009, a full and final settlement agreement (“The Agreement”) was executed between Trisan Equitable Corporation and the MortgageBrokers Group regarding the prior summary judgment awarded to Trisan against the parties and all outstanding and related matters on October 3, 2007.  The Agreement provides for a mutual final and full release and discharge regarding all matters up to and including July 8, 2009 related to the original claim and action, counterclaim, judgment, and  appeal between Trisan and the MortgageBrokers Group.

The Agreement does not provide for the payment of any monies, the creation of any obligations or any encumbrances in favour of Trisan by or upon Mortgagebrokers.com Holdings Inc. or its subsidiary MortgageBrokers.com Inc. other than the release of 500,000 shares of Mortgagebrokers.com Holdings Inc. common stock which were issued in 2006 to Trisan related parties in escrow.

ITEM 9.01     FINANCIAL STATEMENTS AND EXHIBITS.

(a)	Financial Statements of Business Acquired.

None

(b)	Pro Forma Financial Information.

None

(c)	Exhibits
None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Mortgagebrokers.com Holdings Inc.

By:	/s/ Alex Haditaghi
Alex Haditaghi
Chief Executive Officer

Dated: July 14, 2009